Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks Public Relations 210.308.1202 jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for the Second Quarter of 2014 Fiscal Year

Company Streamlines Operations and Product Lineup

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SAN ANTONIO–February 7, 2014–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources, emerging markets, and domestic equities and municipal bonds, recorded a net loss of $1,165,207, or $0.08 per share loss, on operating revenues of $2.74 million for the quarter ended December 31, 2013.

Net income for the same quarter of the previous year was $165,985, or $0.01 per share, on operating revenues of $4.97 million.

Average assets under management were $1.11 billion for the quarter ended December 31, 2013, compared to an average of $1.68 billion for the same quarter a year ago, a decrease of about 34 percent. Period-end assets under management stood at $0.97 billion as of December 31, 2013, versus $1.61 billion under management as of December 31, 2012.

“A big external pressure affecting assets under management has been the fact that global gold equities declined three years in a row,” says Frank Holmes, U.S. Global Investors CEO. “Additionally, the close-to-zero federal funds rate created an industry-wide financial burden to support the yield of money market funds.”

In this challenging environment, the company has been focused on reducing costs and streamlining its products and services in the second fiscal quarter of 2014. Changes included converting a money market fund to an ultra-short government bond fund, closing the U.S. Treasury Securities Cash Fund and the Global Emerging Markets Fund, merging the Tax Free Fund into the Near-Term Tax Free Fund, reorganizing the MegaTrends Fund into the Holmes Growth Fund, and partnering with U.S. Bancorp for transfer agency services.

“Accomplishing these strategic changes was expensive and time-consuming. Time is money and the length of time associated with the legal and regulatory processes increased one-time costs,” says Holmes. “Moving forward from our period of transitioning, general and administrative expenses have been decreasing significantly in January 2014. The organization is leaner, now with less than 50 employees, and in a stronger financial position, especially as gold and resources look to rebound.”

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During 2013, commodities experienced a turbulent year, with gold posting its first annual decline since 2000 and gold equities declining for a third year in a row.

“In the last three decades, a losing streak of three years has only happened three times for the Philadelphia Gold & Silver Index,” says Holmes. “This most recent three-year decline has negatively affected GROW’s revenues.”

In addition, in the continued low interest rate environment, mutual fund companies have been hurt by voluntary money market fund fee waivers. According to Ignites, in 2013, fee waivers for the industry rose to a record high of $5.8 billion.

“By converting the U.S. Government Securities Savings Fund from a money market fund to an ultra-short government bond fund, the cash drain from the fund’s fee waivers has significantly improved,” says Holmes.

“We’re pleased shareholders approved the conversion. Investors are thirsty for higher yields but do not want the risk of a long-term bond fund,” says Holmes. “The U.S. Government Securities Ultra-Short Bond Fund is designed as an investment that takes advantage of the security of U.S. Government bonds and obligations, while simultaneously pursuing a higher level of income compared to money market funds. And a distinctive feature of the fund is the floating $2 share price, which reduces the penny-move volatility in a portfolio.”

Additional Investment in Galileo Global Equity Advisors

On January 17, Toronto-based Galileo Global Equity Advisors, of which U.S. Global owns 50 percent, agreed to sell an additional 15 percent of the company. U.S. Global plans to proceed with the purchase in the third fiscal quarter. After this purchase, the company will own 65 percent of the outstanding shares of Galileo.

“I’m pleased with the partnership that’s developed between U.S. Global and Galileo and I’m looking forward to Galileo’s continued growth,” says Holmes. “Its flagship fund continues to be highly rated by Morningstar and pays dividends, both of which are very attractive to Canadian investors.”

Share Repurchase Program, Continued Strong Balance Sheet, and Monthly Dividends

The company continued repurchasing outstanding stock in the second fiscal quarter totaling 28,227 class A shares using cash of $72,528. The company is using an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading. The share repurchase plan is set to expire at the end of calendar year 2014 but may be suspended or discontinued at any time.

As of December 31, 2013, the company had net working capital of approximately $23.5 million. Cash and cash equivalents totaled $4.6 million and marketable securities totaled $26.0 million as of the end of the quarter.

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The change in cash and cash equivalents compared to last quarter was due to the company’s investment in the U.S. Government Securities Ultra-Short Bond Fund. This is the fund that converted in December from a money market fund to an ultra-short bond fund. Therefore, on the balance sheet, the amount invested in this fund in December 2013, approximately $14 million, was transferred from cash and cash equivalents to trading securities.

In addition, the company has had no long-term debt since 2004 and owns its headquarters building.

Market Commentary

The global synchronized easing cycle continues, particularly in China, Japan and the U.S., which bodes well for global equities.

“Throughout my travels, I often tell investors to follow where the money is going. Too often people get caught up in their political allegiance or parties, focus on the negative and lose confidence in stocks,” says Holmes. “One example from 2013 is all the pessimism surrounding Obamacare, yet S&P 500 health care companies benefited, as the sector was the second-best performer.

“One opportunity we are seeing for 2014 is in gold stocks. Following three years of straight losses in the gold mining industry, miners are approaching the historical limits of multi-year declines,” says Holmes.

“Ralph Aldis, portfolio manager of the Gold and Precious Metals Fund and World Precious Minerals Fund, believes the best time to buy gold is when the market hates it. Pessimism has reached a maximum level and historically, when consensus is this strong, it has been a turning point in the market,” says Holmes. “We have always advocated that shareholders allocate 5 to 10 percent of an overall portfolio to gold and gold stocks and rebalance annually.

“Investors have seen significant gains in domestic markets, and while there may be short-term corrections, we continue to see opportunities in U.S. stocks,” says Holmes. “For the remainder of 2014, we believe the market will continue to favor high-quality, growth-at-a-reasonable price stocks. This trend bodes well for U.S. Global’s domestic equity funds.”

In 2013, the All American Equity Fund (GBTFX) outperformed its benchmark S&P 500 Index, climbing 35.6 percent while the index rose 32.4 percent. The fund commits a portion of its assets to stocks with superior shareholder yield metrics, seeking companies that pay cash dividends, repurchase stock and reduce their debt.

In the last calendar year, the Holmes Macro Trends Fund (ACBGX) also outperformed its benchmark, rising 39.4 percent, while the S&P 1500 Composite Index returned 32.8 percent.

“We believe the Holmes Macro Trends Fund has a recipe for success for shareholders. It combines a bottom-up approach to find great, fast-growing and shareholder-focused companies while seeking the best stocks in the sectors experiencing positive momentum,” says Holmes.

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Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Monday, February 10, 2014, to discuss the company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1 (855) 282-0375. The confirmation number is 53325727. Please dial in at least 5 minutes prior to the start of the call.

Selected financial data (unaudited):

	Three months ended
	12/31/2013	12/31/2012
Operating Revenues	$2,739,744	$4,973,223
Operating Expenses	4,204,476	4,811,168

Operating Income (Loss)	(1,464,732)	162,055
Other Income	40,646	160,987

Income (Loss) from Continuing Operations Before Income Taxes	(1,424,086)	323,042
Tax Expense (Benefit)	(466,412)	145,310

Income (Loss) from Continuing Operations	(957,674)	177,732
Loss on Discontinued Operations (net of tax)	(207,533)	(11,747)

Net Income (Loss)	$(1,165,207)	$165,985

Net income (loss) per share from continuing operations (basic and diluted)	$(0.06)	$0.01
Net income (loss) per share from discontinued operations (basic and diluted)	(0.02)	$0.00

Net income (loss) per share	$(0.08)	$0.01

Avg. common shares outstanding (basic)	15,472,370	15,487,207
Avg. common shares outstanding (diluted)	15,472,370	15,487,207
Avg. assets under management (billions)	$1.11	$1.68

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a boutique registered investment adviser specializing in actively managed equity and bond strategies. The company has a longstanding history as experts in gold and precious metals, natural resources and emerging markets. Headquartered in San Antonio, Texas, the company provides advisory and other services to U.S. Global Investors Funds and other clients.

With an average of $1.11 billion in assets under management in the quarter ended December 31, 2013, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to fixed income.

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Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Total Annualized Returns as of 12/31/13
	One-Year	Five-Year	Ten-Year	Gross Expense Ratio	Expense Ratio After Waivers
Holmes Macro Trends Fund	39.38%	15.69%	6.89%	1.86%	NA
S&P 1500 Composite Index	32.79%	18.37%	7.77%	NA	NA
All American Equity Fund	35.55%	14.87%	7.16%	2.72%	2.20%
S&P 500 Index	32.39%	17.94%	7.41%	NA	NA

Expense ratios as stated in the most recent prospectus. The expense ratio after waivers is a voluntary limit on total fund operating expenses (exclusive of any acquired fund fees and expenses, performance fees, taxes, brokerage commissions and interest) that U.S. Global Investors, Inc. can modify or terminate at any time, which may lower a fund’s yield or return. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of 0.05%) which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

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Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Tax-exempt income is federal income tax free. A portion of this income may be subject to state and local income taxes, and if applicable, may subject certain investors to the Alternative Minimum Tax as well. The Near-Term Tax Free Fund may invest up to 20% of its assets in securities that pay taxable interest. Income or fund distributions attributable to capital gains are usually subject to both state and federal income taxes. The Near-Term Tax Free Fund may be exposed to risks related to a concentration of investments in a particular state or geographic area. These investments present risks resulting from changes in economic conditions of the region or issuer. Bond funds are subject to interest-rate risk; their value declines as interest rates rise. Though the Near-Term Tax Free and U.S. Government Securities Ultra-Short Bond Funds seek minimal fluctuations in share price, they are subject to the risk that a decline in the credit quality of a portfolio holding could cause a fund’s share price to decline.

The Galileo Mutual Funds are not offered for sale in the United States. They are represented across Canada by independent financial advisors.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies. The S&P 1500 Composite is a broad-based capitalization-weighted index of 1500 U.S. companies and is comprised of the S&P 400, S&P 500, and the S&P 600. The Philadelphia Stock Exchange Gold and Silver Index (XAU) is a capitalization-weighted index that includes the leading companies involved in the mining of gold and silver.